Exhibit 10.3

               SETTLEMENT AGREEMENT AND FULL RELEASE OF ALL CLAIMS

      This Settlement Agreement and Full Release of All Claims (the "Agreement") is made effective as of the 11th day of January, 2001, by and between ANTs software inc., a Delaware corporation (the "Company") and Frederick D. Pettit ("Pettit"). Its purpose is to set forth the parties' agreement regarding Pettit's separation from employment as the President, Chief Executive Officer, Chairman and a director and agent of the Company on December 12, 2000, the benefits he is to receive in connection with that separation, and the mutual waivers and releases the parties are giving each other.

      In consideration of the mutual promises and undertakings contained in this Agreement, the parties agree as follows:

      1. Employment. Pettit understands and agrees that he resigned on December 12, 2000 and that his separation from his employment with the Company as the President, Chief Executive Officer, Chairman and a director of the Company shall not give rise to any claim on his part against the Company or any of the employees, officers, directors or agents of the Company. Pettit further understands and agrees that, effective immediately, he will no longer represent or hold himself out to any person or entity as being an agent, representative, employee or Board member of the Company for any purpose.

      2. Separation Benefits. In consideration for the release Pettit is providing to the Company in this Agreement and subject to the waiting period and other requirements set forth in paragraph 6, below, the Company agrees that Pettit shall be given the following separation benefits:

            2.1 Loan. The Company shall forgive on August 4, 2001 and each 1 year anniversary thereof, until the entire amount of principal and interest have been discharged, $45,000 of the principal amount and all accrued interest of that certain loan to Mr. Pettit made in August 1999 in original principal face amount of $225,000 and in aggregate principal amount currently due and payable of $180,000, plus accrued and unpaid interest. In the event of a change in control of the Company in which one party or concert parties obtain a majority interest in the Company, any remaining balance of Pettit's loan shall be immediately discharged. In the event the Company fails to meet any financial obligation in a timely manner, such as, but not restricted to payment of salaries, leasehold obligations, legal fees, accounting fees, utility bills, or taxes, then any remaining balance of Pettit's loan shall be immediately discharged.

            2.2 Cash Payment. The Company shall pay Pettit the sum of $300,000, payable $75,000 per year for four (4) years on August 4 of each year, without interest and without withholding.

            2.3 Continued Benefits. All Company contributions to health and other insurance premiums will cease, but Pettit may, at his election, and subject to his timely payment of all required premiums, elect continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).


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      3. General Mutual Release. In exchange for the consideration provided in this Agreement, the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parents, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, arising in law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Pettit's employment by the Company, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Pettit's employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Pettit's compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Pettit by reason of his employment with the Company; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, or any similar federal or state law prohibiting age discrimination.

      Each party further understands and expressly agrees that this Agreement specifically extends to all claims, whether those claims are presently known to the party or not, or suspected by the party or not. By signing below, each party expressly waives the benefits of Section 1542 of the California Civil Code, which provides:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

      Pettit agrees that he has not assigned or transferred, in whole or in part, any of the claims, actions or liabilities released by him herein.

      4. No Admission of Liability. The parties deny that either one of them has any liability to the other. Neither this Agreement, nor the consideration the parties are receiving under it, shall be deemed or construed as an admission of liability by any party.

      5. Confidentiality. Each party agrees that the terms and conditions of this Agreement are and shall remain strictly confidential, and that none of them, nor anyone acting on his or its behalf, will disclose those terms and conditions to any third party (i) except for Pettit's tax or legal advisors or his spouse, or (ii) unless compelled by law to do so.

      6. Waiting Period. Pettit acknowledges that the Company has specifically advised him to consult with an attorney of his own choosing in order to review this Agreement and advise


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him of his rights concerning it. Pettit further acknowledges that the Company has further advised him that he has twenty-one (21) days from the date this Agreement was originally presented to him in which to consider whether to sign it, and that if he chooses to do so, he will be given an additional seven (7) days from the date he signs it in which to revoke it. Unless revoked by Pettit, this Agreement shall become effective the day immediately after the expiration of the seven (7) day period set forth above (the "Effective Date"). Pettit understands and agrees that this Agreement will not become effective before the Effective Date. The offer contained in this Agreement will expire and may not be accepted by Pettit following the expiration of twenty-one (21) days after this Agreement was first presented to him.

      7. Continuing Obligations; Non-Disclosure; Non-Disparagement. Pettit expressly agrees that, during two years, he will fully cooperate with the Company at the Company's expense in the event of any litigation brought against the Company or any of its officers, directors, agents or employees arising out of any matters of which he had knowledge or in which he was personally involved by reason of his employment with the Company. Pettit further acknowledges his continuing obligation to the Company, to preserve the confidentiality of and not to disclose to any third party or use in any way in any subsequent employment or self-employment or for any other purpose, any of the Company's confidential or proprietary information, including without limitation any of its trade secrets, financial information, business plans or strategies, customer or client lists, or any other information of a confidential or proprietary nature learned by him during the course of his employment with the Company. Pettit agrees not to make any disparaging remarks of any sort or otherwise communicate any disparaging comments about the Company or any of its officers, directors, agents, employees, parents, affiliates and/or subsidiaries to any third party, including without limitation any of its employees, shareholders, vendors, competitors, clients or any other person or entity. Pettit agrees not to interfere in any way with the employment or business relationship that the Company, or any of their officers, directors, agents, employees, parents, affiliates and/or subsidiaries has with any past, current or future employees, shareholders, vendors, competitors, clients or any other person or entity.

      8. Indemnification. Each party shall indemnify, defend and hold harmless the other and his or its assignees against, and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively "Losses") that the other or his or its assignees may incur which arise, result from or relate to any breach or failure by such party to perform any of such party's covenants contained in this Agreement.

      9. Voluntary Agreement. Pettit expressly acknowledges and warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with legal counsel of his own choosing in order to have the terms and conditions of this Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those set forth herein; that he understands he is giving up legal rights by signing this Agreement; and that he is executing it voluntarily, free of any duress or coercion, after due deliberation, with a full understanding of what it means to do so.

      10. Miscellaneous.


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            10.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, representatives, successors and assigns of the parties hereto.

            10.2 Further Assurances. The parties shall execute and deliver, such instruments and take such other actions as may be reasonably be necessary in order to carry out the intent of this Agreement.

            10.3 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            10.4 Headings. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

            10.5 Waivers. Any party to this Agreement may waive any right it may have hereunder or any breach or default hereunder by any other party hereto; provided that no such waiver will be effective against the waiving party unless it is in writing and specifically refers to this Agreement. No waiver will be deemed to be a waiver of any subsequent or other right, breach or default of the same or similar nature.

            10.6 Entire Agreement. This Agreement, including the documents and things anticipated to be delivered hereby embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein. This Agreement may not be modified, amended or terminated except by written agreement signed by both parties specifically referring to this Agreement.

            10.7 Governing Law. This Agreement is deemed to have been made in the State of California and shall be governed by, and construed in accordance with, the laws of the State of California for contracts made and to be performed within California.

            10.8 Assignment. Pettit may not assign this Agreement, or assign his rights or delegate his duties hereunder, without the prior written consent of the Company.

            10.9 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

            10.10 No Rules of Construction. No rules of construction are intended by the parties hereto or shall be invoked in the interpretation hereof and, for all purposes, the parties hereto shall all be deemed to be joint authors hereof.


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            10.11 Notices. All notices, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered.

            10.12 Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The party against whom enforcement is sought shall pay on demand all losses, costs and expenses, if any, of the party seeking enforcement (including attorney's and other professional's fees actually incurred) in connection with the enforcement of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, this Agreement to become effective as of the date first above written.

                                            ANTS SOFTWARE INC.
                                            a Delaware Corporation


                                        By: ____________________________________
                                            Joan Elizabeth Cronin, Executive
                                            Vice President and Managing Director
                                            of Human Resources

                                   Address: 801 Mahler Road, Suite G
                                            Burlingame, CA 94010


                                            ____________________________________
                                            Frederick D. Pettit

                                   Address: 330 Eucalyptus Avenue
                                            Hillsborough, CA 94010


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